PROMISSORY NOTE


$446,720.00
                                                           September 30, 1996




     FOR VALUE RECEIVED, COLBERT BALLARD GOLF LEARNING CENTERS, INC., a Nevada corporation (herein called "Maker") hereby promises to pay to the order of C.B. FAMILY GOLF CENTERS, INC., a Delaware corporation (the "Payee") the principal sum of Four Hundred Forty Six Thousand Seven Hundred Twenty Dollars ($446,720.00), together with accrued interest on such principal amount outstanding from time to time, from the date hereof, at the rate of 6.02% per annum; said principal and interest to be due and payable on September 30, 1998 (the "Maturity Date").

     1.  SECURITY.

This Promissory Note is secured by that certain Security Agreement (the "Mortgage") of even date herewith, encumbering that certain property located at 8037 Brace Street, Detroit, Michigan 48228 as more particularly described therein (the "Property").

     2.  PREPAYMENTS.

     This Promissory Note may be prepaid in part from time to time or in whole at any time without premium or penalty.

     3.  PAYMENT.

     Payment of principal and interest shall be made in lawful money of the United States of America at such place as the Payee shall have designated to the Maker.

     4.  EVENTS OF DEFAULT.

     If any of the following events shall occur (each a "Default"): (i) the Maker shall fail to pay any principal of or interest on this Promissory Note when due and such failure shall remain unremedied for fifteen days after written notice thereof, (ii) an entry of a decree or order by a court having jurisdiction adjudging Maker bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Maker, under federal bankruptcy law, as now or hereafter constituted, and the continuance of such decree or order is unstayed and in effect for a period of 60 days; (iii) the commencement by Maker of a voluntary case under federal bankruptcy law, as now or hereafter constituted, or the consent of Maker to the institution of bankruptcy or insolvency proceedings against it; (iv) the filing by Maker of a petition or consent seeking reorganization or relief under federal bankruptcy law; or (v) the appointment of a receiver, liquidator, assignee, trustee, or similar official of Maker or the making by Maker of an assignment for the benefit or creditors; then the Payee may declare the outstanding principal amount of this Promissory Note and all other amounts due hereunder to be immediately due and payable, whereupon the outstanding principal amount of this Promissory Note and all such other amounts shall become and shall be forthwith due and payable, without diligence, presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

     5.  NOTICES.

     Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or by Federal Express, Express Mail or similar overnight delivery or courier service or delivered (in person or by telecopy, telex or similar telecommunications equipment) against receipt to the party to whom it is to be given, (i) if to the Payee, 225 Broadhollow Road, Melville New York 11747, Attention: Robert J. Krause; (ii) if to the Maker at its address at 37101 W. Six Mile, Livonia, Michigan 48154; or (iii) in any case, to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 5. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party's address which shall be deemed given at the time of receipt thereof. Any notice given by other means permitted by this
Section 5 shall be deemed given at the time of receipt thereof.

     6.  MISCELLANEOUS.

     The Payee may transfer this Promissory Note to a transferee(s) who shall thereupon become vested with all powers and rights herein given to the Payee. Notice of any assignment, conveyance or transfer of this Promissory Note by the Payee shall be given to the Maker. The rights and obligations of the Maker under this Promissory Note may not be assigned, conveyed or otherwise transferred to any third party and any attempt to assign, convey or transfer such rights and/or obligations shall be null and void. This Promissory Note may not be changed orally, but only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

     This Promissory Note is made and delivered in New York, New York, and shall be governed by the laws of the State of New York.


                                   COLBERT BALLARD GOLF LEARNING CENTERS, INC.



                                   By: ______________________
                                       Name:
                                       Title:




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